Exhibit 8

List of subsidiaries

Gallaher Group Plc is the beneficial owner of all (unless specified) of the equity share capital of its principal subsidiaries, either itself or through subsidiary undertakings. The principal subsidiaries, all of which are unlisted, are shown below. There are other intermediate holding companies.

Name	Country of Incorporation	Principal activity

Gallaher Limited (a)	England	Manufacture, marketing and distribution of tobacco products in the UK
Benson & Hedges Limited	England	Ownership of trademarks of tobacco products
Gallaher Asia Limited	Hong Kong	Marketing of tobacco products in Asia
Gallaher Canarias SA	Spain	Marketing and distribution of tobacco products in the Canary Islands
Gallaher (C.I.) Limited (b)	Cayman Islands	Finance Company
Gallaher (Dublin) Limited	Republic of Ireland	Marketing and distribution of tobacco products in the Republic of Ireland
Gallaher France EURL	France	Marketing of tobacco products in France
Gallaher Hellas SA	Greece	Marketing and distribution of tobacco products in Greece
Gallaher International Limited	England	Export and marketing of tobacco products outside the UK
Gallaher Italia SRL	Italy	Marketing and importation of tobacco products in Italy
Gallaher Kazakhstan LLC	Kazakhstan	Manufacture, marketing and distribution of tobacco products in Kazakhstan
Gallaher Polska Sp z.o.o.	Poland	Manufacture, marketing and distribution of tobacco products in Poland
Gallaher Spain SA	Spain	Marketing of tobacco products in Spain
Liggett-Ducat CJSC	Russia	Manufacture of tobacco products in the CIS
Liggett-Ducat Trading	Russia	Marketing and distribution of tobacco products in the CIS
Liggett-Ducat Ukraine (85%) (c)	Ukraine	Manufacture, marketing and distribution of tobacco products in Ukraine
Austria Tabak AG & Co. KG	Austria	Manufacture of tobacco products in Austria
Austria Tabak GmbH	Germany	Marketing and distribution of tobacco products in Germany
Gallaher Austria Tabak Europe GmbH & Co. KG	Austria	Marketing and distribution of tobacco products in Continental Europe
Gallaher Sweden AB	Sweden	Marketing of tobacco products in Scandinavia
Gustavus AB	Sweden	Manufacture and marketing of snus tobacco in Sweden
Tobaccoland Handels GmbH & Co. KG	Austria	Distribution of tobacco and non-tobacco products in Austria
Tobaccoland Automatengesellschaft mbH & Co. KG (63.9%)	Germany	Tobacco and non-tobacco vending operations in Germany

(a) Shares held directly by Gallaher Group Plc.
(b) The Group does not have a majority interest in the ordinary equity share capital of Gallaher (C.I.) Limited. However, given that the risks and rewards of ownership of the company rest with Gallaher and the fact that Gallaher has the power to remove the directors of the company, Gallaher (C.I.) Limited is a subsidiary undertaking, and its results, assets and liabilities are fully consolidated within the financial statements of Gallaher Group Plc.
(c) The remaining 15% owned by management will be acquired by the Group in 2004 at a fair market value.